Exhibit 31.3

CERTIFICATION

I, Richard S. Eiswirth, Jr., certify that:

1.	I have reviewed this annual report on Form 10-K of Alimera Sciences, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: April 29, 2022	/s/ Richard S. Eiswirth, Jr.
Richard S. Eiswirth, Jr.
President and Chief Executive Officer
(Principal Executive Officer)